Exhibit 5.1

December 26, 2017

Board of Directors

Stifel Financial Corp.

501 N. Broadway

St. Louis, MO 63102

Re:	Stifel Financial Corp.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Stifel Financial Corp., a Delaware corporation (the “Company” or “you”) and have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about December 26, 2017 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 3,000,000 shares of the Company’s common stock, par value $0.15 per share (the “Shares”), issuable under the Stifel Financial Corp. 2001 Incentive Stock Plan (2011 Restatement), as amended by the First Amendment dated effective June 15, 2016 (the “Plan”).

In connection herewith, we have examined:

(1)	the Plan; and

(2)	the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s restated certificate of incorporation, as amended, and amended and restated bylaws, as amended, and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with

Stifel Financial Corp.

December 26, 2017

authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Registration Statement and certificates or statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, at such times as the Shares are issued and sold, all of the documents referred to in this opinion letter will have been duly authorized by, duly executed and delivered and countersigned by, and will constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents will have been duly authorized and all such parties will be duly organized and validly existing and will have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance and upon issuance and delivery of the Shares upon payment therefor, in accordance with the terms of the Plan, and any relevant agreements thereunder, the Shares will be validly issued, fully paid and non-assessable.

This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

This opinion letter is being delivered by us solely for your benefit in connection with the filing of the Registration Statement with the Commission. We do not render any opinions except as set forth above. We hereby consent to the inclusion of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement. We also consent to your filing copies of this opinion letter with agencies of such states as you deem necessary in the course

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December 26, 2017

of complying with the laws of such states regarding the offering and sale of the Shares. In giving this consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ BRYAN CAVE LLP